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                                                                      EXHIBIT 11


                                          AXIOM INC. AND SUBSIDIARIES
                                   SUPPLEMENTAL PRO FORMA NET INCOME (LOSS)
                                       PER COMMON SHARE CALCULATION (A)
                                                  (UNAUDITED)

                                           THREE MONTHS ENDED         NINE MONTHS ENDED
                                                JUNE 30,                   JUNE 30,
                                           --------------------    -------------------------
                                             1997       1996           1997          1996
                                           ---------  ---------    ------------    ---------

Pro forma net income (loss)
  per common share:

Net Income (loss) - adjusted (A)........   $ 855,000  $ 932,000    $ (1,424,000)   $(882,000)
                                           ---------  ---------    ------------    ---------

Weighted average number of shares
   issued and outstanding...............   3,476,900  3,476,900       3,476,900    3,476,900
Number of shares that would be
   required to be sold in the
   initial public offering to fund
   the payment of the obligations to
   parent and affiliates................   1,940,417  1,940,417       1,940,417    1,940,417
                                           ---------  ---------    ------------   ----------

Adjusted weighted average number
   of shares outstanding................   5,417,317  5,417,317       5,417,317    5,417,317
                                           ---------  ---------    ------------   ----------
                                           ---------  ---------    ------------   ----------

Pro forma net income (loss) per
   common share.........................      $ 0.16  $    0.17        $  (0.26)     $ (0.16)
                                           ---------  ---------    ------------   ----------
                                           ---------  ---------    ------------   ----------


(A) Supplemental Pro forma Net Income (Loss) Per Common Share

Supplemental Pro forma net income (loss) per common share was calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the respective period. Pursuant to the requirements of the Securities and Exchange Commission, the calculation of supplemental pro forma net income (loss) per common share includes the number of shares that would be required to be sold in the initial public offering to fund the payment of the $23,285,000 in obligations to parent and affiliates. In addition, the supplemental pro forma net income (loss) per common share for the three months and nine months ended June 30, 1997 and 1996 excludes interest expense on the obligations to parent and affiliates of $169,000, $491,000, $148,000 and $409,000, respectively, net of income taxes. Stock options granted prior to the initial public offering have been excluded from the calculation since the option prices are equal to the initial public offering price and will therefore not be dilutive.